EX-99.CODE

THE CALDWELL & ORKIN FUNDS, INC.

SUPPLEMENTAL CODE OF ETHICS FOR PRINCIPAL

EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

A.	Covered Officers/Purpose of the Supplemental Code

The Supplemental Code of Ethics (the “Supplemental Code”) for The Caldwell & Orkin Funds, Inc. (the “Company”) applies to the Company’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer(s) (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Supplemental Code to an appropriate person or persons identified in the Supplemental Code; and

•	accountability for adherence to the Supplemental Code.

B.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest in any material respect interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property, other than shares of beneficial interest of the Company) with the Company because of their status as “affiliated persons” of the Company. The Company’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Supplemental Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Supplemental Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser/administrator of which the Covered Officers are also officers or employees. As a result, this Supplemental Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser/administrator, or for both), be involved in establishing policies and implementing decisions that may have different effects on the adviser/administrator and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser/administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Company’s Board of Directors (“Board”) that the Covered Officers may also be officers or employees of one or more investment companies covered by other Supplemental Codes.

Other conflicts of interest are covered by the Supplemental Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Supplemental Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer to the detriment of the Company;

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not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	report at least annually any affiliations or other relationships related to conflicts of interest that the Company’s Directors and Officers Questionnaire covers.

There are some conflict of interest situations that should always be discussed with the Audit Committee of the Company if such situations might have a material adverse effect on the Company. Examples of these include:

•	service as a director on the board of any public company;

•	the receipt of non-nominal gifts;

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the receipt of entertainment from any company with which the Company has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions, including but not limited to certain soft dollar arrangements, or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

C.	Disclosure and Compliance

•	each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and the adviser/administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

D.	Reporting and Accountability

Each Covered Officer must:

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upon adoption of the Supplemental Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board on form of Supplemental Code of Ethics Certification (attached as Appendix F) that he has received, read, and understands the Supplemental Code;

•	annually thereafter affirm to the Board in writing on form of Supplemental Code of Ethics Certification that he has complied with the requirements of the Supplemental Code;

•	not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Audit Committee for the Company promptly if he knows of any material violation of this Supplemental Code.

The Audit Committee is responsible for applying this Supplemental Code to specific situations in which questions are presented under it and has the authority to interpret this Supplemental Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee.

The Company will follow these procedures in investigating and enforcing this Supplemental Code:

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the Chief Compliance Officer of the investment adviser to the Company, C&O Funds Adviser, Inc. (or such other Company officer or other investigator as the Audit Committee may from time to time designate) (the “Investigator”), shall take appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Investigator believes that no violation has occurred, the Investigator is not required to take any further action;

•	any matter that the Investigator believes is a violation will be reported to the Audit Committee;

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if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser/administrator or its board; or a recommendation to dismiss the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Supplemental Code will, to the extent required, be disclosed as provided by SEC rules.

Any potential violation of this Supplemental Code by the Investigator shall be reported to the Audit Committee and the Audit Committee shall appoint an alternative Company officer or other investigator to investigate the matter.

E.	Other Policies and Procedures

This Supplemental Code shall be the sole Supplemental Code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Supplemental Code, they are superseded by this Supplemental Code to the extent that they overlap or conflict with the provisions of this Supplemental Code. The Company’s and its investment adviser’s and principal underwriter’s Supplemental Codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Supplemental Code.

F.	Amendments

Any amendments to this Supplemental Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

G.	Confidentiality

All reports and records prepared or maintained pursuant to this Supplemental Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Supplemental Code, such matters shall not be disclosed to anyone other than the Board and the Audit Committee.

H.	Internal Use

The Supplemental Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

EXHIBIT A

Persons Covered by this Supplemental Code of Ethics

Michael B. Orkin

William C. Horne